Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A Registration A Offering Statement of our report dated April 30, 2021, relating to the financial statements of CoLabs Int’l, Corp. as of December 31, 2020 and 2019 and for the years then ended.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
April 30, 2021